                                                                  Exhibit (c)(3)

                             AGREEMENT FOR THE SALE
                          AND PURCHASE OF REAL ESTATE
                          ---------------------------


     THIS AGREEMENT, entered into this 29th day of August, 1995, by and among 31100 Solon Road, Inc. an Ohio Corporation (hereinafter referred to as "Seller"); and Vista 2000, Inc., a Delaware Corporation (hereinafter referred to as "Purchaser").


                              W I T N E S S E T H:
                              -------------------

     FOR AND IN CONSIDERATION of the sum of TEN AND NO/100 DOLLARS ($10.00), the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


     1.  PURCHASE AND SALE
         -----------------

         Upon the terms and conditions hereinafter set forth, Seller agrees to sell and Purchaser agrees to purchase all that tract or parcel of land located in the City of Solon, County of Cuyahoga and State of Ohio, and being more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof together with the buildings and improvements thereon (hereinafter referred to as the "Property").

     2.  SELLER'S COOPERATION
         --------------------

         Seller agrees to provide copies of any surveys, appraisals, studies, title documents or other information reasonably requested by Purchaser or any of Purchaser's Lenders, within ten days of the date of a written request for such information from Purchaser.

     3.  PURCHASE PRICE
         --------------

         3.1 The Purchase Price for the Property to be paid by Purchaser to Seller at the Closing and consummation of the purchase and sale of the Property as contemplated herein (hereinafter referred to as the "Closing" and the date of such Closing hereinafter referred to as the "Closing Date") shall be the lesser of $5,000,000.00 or the fair market value of the Property as determined by the average of two appraisals of the Property performed by qualified independent appraisers; provided, however, that if the average of two (2) appraisals is less than $4,750,000.00, then Seller shall have the right to terminate this Agreement, which rights shall be exercised by written notice to Purchaser within ten (10) days after receipt of such appraisals. Purchaser shall choose three appraisers licensed in the State of Ohio with designations of ASA or MAI.

         3.2  The Purchase Price shall be payable in cash at Closing.

     4.  SURVEY
         ------

         Purchaser shall cause to be prepared, at Purchaser's expense, an accurate survey of the Property by a surveyor registered under the laws of the State of Ohio reasonably acceptable to Seller (hereinafter referred to as the "Survey"). The Survey shall contain a computation of the acreage of the Property to the nearest one-hundredth (1/100th) of an acre, less any portion of the Property within (i) the right-of-way of any road way, and (ii) any transmission easements (the number of acres contained in the Property is hereinafter referred to as the "Surveyed Acres"). Purchaser shall deliver one
(1) print of the Survey, together with a legally sufficient description of the metes and bounds of the Property based on the Survey, to Seller no later than one (1) day prior to the Closing, where-upon said description shall become a part of this Agreement without the necessity of any further action by any of the parties hereto, and said description shall replace and supersede the description of the property attached hereto as Exhibit "A." Notwithstanding the foregoing, however, to the extent that the revised legal description differs from that contained in Exhibit "A", Seller shall only be required to deliver a Limited Warranty Deed containing the legal description contained in Exhibit "A", and Seller shall deliver a Quitclaim Deed containing the revised legal description.


     5.  CLOSING
         -------

         The Closing shall be held on or before fourty five (45) days after the Date of the Completion of the Tender Offer, as hereinafter defined.The exact time, the place of Closing and the Closing Date shall be selected by Purchaser by notice to Seller not less than five (5) days prior to the Closing Date. If no such selection is timely made, the Closing shall be held at 10:00 A.M. on the last possible business date for closing under this Agreement at the offices of Seller's counsel, or at such other place as Purchaser and Seller may agree upon in writing.


     6.  CONVEYANCE OF TITLE
         -------------------

         6.1 At the Closing, Seller shall convey to Purchaser "good and marketable fee simple title" to the Property by Limited Warranty Deed. "Good and marketable, fee simple title" shall be such title as is acceptable to a reasonable purchaser using Ohio title standards, as the criteria to marketability of the title required hereby, and is insurable by a title insurance company acceptable to Purchaser at standard rates and without exception other than the Permitted Exceptions as defined herein.

         6.2 Title to the Property shall be conveyed by Seller to Purchaser free of all liens, leases and encumbrances with the following exceptions (which exceptions are hereinafter referred to as the "Permitted Exceptions"):

              (i) current city, state and county ad valorem property and sanitary sewer taxes not yet due and payable;

             (ii) general utility, sewerage and drainage easements affecting the Property which do not materially interfere with Purchaser's intended use of the Property; and that certain Sublease, dated February 24, 1988, by and between Seller and American Consumer Products, Inc. ("ACPI"), a memorandum of which was recorded in Volume 88-0763, at Page 35, et seq. of Cuyahoga County Records, as amended by that certain First Amendment to Sublease, dated August 31, 1989, by and between Seller and ACPI, a memorandum of which was recorded in Volume 89-4812 at Page 45, et seq. of Cuyahoga County Records (as so amended, the "ACPI Lease").


         6.3 At the Closing, Seller shall execute and deliver to Purchaser a certificate with respect to Seller's non-foreign status sufficient to comply with the requirements of Section 1445 of the Internal Revenue Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and all regulations applicable thereto (collectively referred to as "FIRPTA").

         6.4 At the Closing, Seller shall execute and deliver such other documents as Purchaser may reasonably require to effect or complete the transaction contemplated by this Agreement and to obtain an owner's policy of title insurance insuring Purchaser's

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title through the date of the indexing of the recording of Purchaser's deed.
At the Closing, Seller and Purchaser shall execute and deliver an Assignment and Assumption of Lease Agreement, in form and substance reasonably satisfactory to Seller and Purchaser, whereby Seller shall assign, and Purchaser shall assume, all of Seller's rights and obligations under the ACPI Lease

     7.  TITLE EXAMINATION
         -----------------

         Purchaser shall have until Closing in which to search title to the property and in which to furnish Seller with a written statement of any title objections affecting the marketability of said title other than the Permitted Exceptions. Seller shall have until Closing to satisfy all valid title objections, and if Seller fails to satisfy such valid objections, then, at the option of Purchaser, evidenced by written notice to Seller, Purchaser (i) may choose to terminate this Agreement, or (ii) may elect to close and shall receive the deed required herein from Seller irrespective of such title objections without reduction of the Purchase Price, except that judgments of record, existing mortgages and outstanding taxes may be paid by Purchaser at Closing out of the Purchase Price. Purchaser shall also have the right to examine title to the Property at any time up to Closing and object to any title matters affecting the Property and arising or first discovered after the date of the examination set forth above.


     8.  PRORATIONS
         ----------

         At the Closing, all ad valorem property taxes, water and sewer charges and assessments of any kind on the Property for the year of the Closing shall be prorated between Purchaser and Seller as of midnight of the day prior to the Closing; provided, however, there shall be no proration of any of the foregoing items to the extent that ACPI is obligated to pay such items under the ACPI Lease. Such proration shall be based upon the latest ad valorem property tax, water, sewer charge and assessment bills available; and if such bills cover other property than the Property, then such proration shall also be based on the fraction obtained when the number of acres of the Property is divided by the number of acres of property so covered by such bills. If, upon receipt of the actual ad valorem property tax, water, sewer and assessment bills for the Property, such proration is incorrect, then either Purchaser or Seller shall be entitled, upon demand, to receive such amounts from the other as may be necessary to correct such malapportionment; provided, however, there shall be no proration of any of the foregoing items to the extent that ACPI is obligated to pay such items under the ACPI Lease. This obligation so to correct such malapportionment shall survive the Closing and not be merged into any documents delivered pursuant to the Closing. The parties shall prorate all rents under the ACPI Lease at the Closing.


     9.  INSPECTION
         ----------

         9.1 Purchaser shall have the privilege at all reasonable times and upon reasonable prior notice to seller, during the term of this Agreement to go upon the Property with Purchaser's agents, representatives or designees to inspect, examine and survey the Property. Purchaser indemnifies and holds Seller harmless from and against loss or damage Seller may incur and any and all liens that may arise as a result of Purchaser's activities or the activities of Purchaser's agents, representatives or designees on the Property and against any and all claims for death or injury to persons or properties arising out of or connected with Purchaser's (or its agents, representatives or designees) going upon the Property pursuant to the provisions of this Paragraph 9 or

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otherwise, and against all costs, expenses and liability occurring in or in connection with any such claim or proceeding brought thereon, including, without limitation, court costs and reasonable attorney's fees. This indemnity shall survive the Closing or any termination of this Agreement.

          9.2 Except as set forth in Section 17 hereof, Purchaser acknowledges and agrees that neither Seller nor any officer, employee or agent of Seller has made any representation or warranty, express or implied, as to the condition, quantity, design, merchantability, fitness or quality of the Property or any portion thereof. Purchaser agrees to accept the Property and all portions thereof on the Closing Date "AS IS, WHERE IS", subject to ordinary wear and tear and to Purchaser's right to terminate this Agreement as otherwise expressly set forth herein. Purchaser further acknowledges that Seller has not been in occupancy of the Property and that the Property has been exclusively occupied by ACPI pursuant to the ACPI Lease. In the event of loss by fire or other casualty, the provisions of Section 11 shall apply.

    10.  NOTICES
         -------

         All notices, demands, deliveries of surveys, and any and all other communications that may be or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or sent by registered or certified mail, return receipt requested, to the addresses set out below or at such other addresses as specified by written notice and delivered in accordance herewith:

     TO SELLER:        31100 Solon Road, Inc.
     ---------         31100 Solon Road
                       Solon, Ohio 44139
                       ATTN:  Stephan W. Cole, President

     With a Copy to:   Thompson, Hine & Flory
                       110 National City Bank Building
                       Cleveland, Ohio  44114
                       ATTN:  Patrick S. Sweeney, Esq.

     TO PURCHASER:     Vista 2000, Inc.
     ------------      11660 Alpharetta Highway
                       Suite 330
                       Roswell, Georgia 30076

     With a Copy to:   J. Brian O'Neil
                       Moore & Rogers, LLC
                       Attorneys at Law
                       192 Anderson Street
                       Marietta, Georgia 30060

     For purposes of this Agreement, the time of actual delivery, as evidenced by a signed receipt therefor, if made in person, or three (3) days after the date of postmark, if by mail, shall be deemed the date of any notice, demand or delivery.


     11.  CONDEMNATION/CASUALTY
          ---------------------

          If prior to the Closing of the sale contemplated herein any material portion of the Property is (i) damaged by fire, or other casualty, and such damaged portion of the Property is not repaired or replaced prior to the Closing, or (ii) subject to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation, or sale in lieu thereof, Purchaser may elect to terminate this Agreement by giving the Seller notice to such effect within ten (10) days after receipt of notice of such occurrence [with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full ten (10)

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day period], and both parties shall be relieved and released of and from any and all further liability hereunder (other than any liability or indemnity that by the express terms hereof survives any termination of this Agreement), and the Title Company shall forthwith return to Purchaser all amounts deposited by Purchaser, whereupon this Agreement shall be terminated. If Purchaser elects not to terminate, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any property taken by eminent domain or condemnation or under threat of being so taken, shall be effected without reduction in the Purchase Price, and Seller shall, at the Closing, assign, transfer and set over unto Purchaser all of Seller's right, title and interest in and to any insurance proceeds or any awards paid or payable for such taking.


     12.  NO BROKER
          ---------

          Seller and Purchaser each warrant to the other than no real estate broker or agent is entitled to a commission as a result of the transaction contemplated herein. Each party hereby indemnifies and agrees to hold harmless the other from any claim by any real estate agent or broker for any commission as a result of this transaction, which claim is caused or produced by such party.


     13.  ASSIGNMENT
          ----------

          Purchaser shall have no right to assign this Agreement without the written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser shall have the right to assign this Agreement to any person(s), partnership or corporation, controlling, controlled by or under common control with Purchaser without the consent of Seller, and the transaction contemplated by this Agreement shall be consummated in the name of such assignee. In the event of such assignment, the assignee shall assume the obligations of Purchaser under this Agreement, and Purchaser shall have no further obligation or liability under this Agreement.


     14.  DEFAULT
          -------

          In the event the transaction contemplated hereby is not closed because of default by either party hereto, the non-defaulting party shall have all rights and remedies available at law or in equity for the other party's breach.


     15.  PURCHASER'S CONTINGENCIES
          -------------------------

          This Agreement shall be contingent upon Purchaser's completion of the purchase of the stock of American Consumer Products, Inc. pursuant to the tender offer to be commenced by Purchaser on or about August 29, 1995, as the same may be amended from time to time (herein referred to as the "Completion of the Tender Offer").


     16.  ZONING OF THE PROPERTY
          ----------------------

          Seller warrants and represents that the Property is zoned for its current use and will remain so zoned as of the date of the Closing.


     17.  SELLER'S AGREEMENTS
          -------------------

          17.1 From and after the date of this Agreement to the date and time of Closing, Seller shall not, without the prior

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written consent of Purchaser, convey any portion of the Property or any rights therein, nor enter into any conveyance, lease, security document, easement or other agreement or amendment to agreement granting to any person or entity any rights with respect to the Property or any part thereof, or any interest whatsoever therein, or any option thereto, and any such conveyance or other agreement entered into in violation of this shall be null and void and of no force or effect.

          17.2  Seller warrants, represents and agrees that:

               (i) Seller is the owner of the Property as of the date of this Agreement.

              (ii) To Seller's knowledge, no condemnation proceeding is pending or threatened with respect to any part of the Property.

             (iii) To Seller's knowledge, the Property is not now used, and has never been used, as a garbage or refuse dump site, a landfill, a waste disposal facility, a transfer station, or any other type of facility for the storage, processing, treatment or temporary or permanent disposal of waste materials, including, without limitation, solid, industrial, toxic, hazardous, radioactive, nuclear or putrescible waste, or sewage; and there are no underground storage tanks of any kind or nature located on the Property as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. (S)9601, et seq.).


          Seller shall affirm these warranties, representations and agreements at (and as of the date of) Closing.


     18.  SURVIVAL AND TERMINATION
          ------------------------

          The provisions of this Agreement concerning Purchaser's entering upon the Property and any other provisions expressly so indicated shall survive termination of this Agreement.


     19.  POSSESSION
          ----------

          Seller shall deliver possession of the Property to Purchaser at Closing subject to the ACPI Lease.


     20.  MISCELLANEOUS
          -------------

          20.1 This Agreement shall be construed and interpreted under the Laws of the State of Ohio.

          20.2 Purchaser shall pay all closing costs incident to the transaction contemplated herein; provided, however, that Seller shall pay any transfer tax, documentary stamp tax or other such tax required by governments in Ohio on the limited warranty deed and Seller's attorneys' fees.

          20.3 To the extent any rights, powers or privileges are expressly stipulated herein, such rights, powers and privileges shall be restrictive of those given by law.

          20.4 No failure of Purchaser or Seller to exercise any power given either party hereunder or to insist upon strict compliance by either party or its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof. Any condition or right of termination or rescission granted by

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     this Agreement to either Purchaser or Seller may be waived in writing by the party for whose benefit such condition or right was granted.

          20.5 Time is of the essence in complying with the terms, conditions and agreements of this Agreement.

          20.6 This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and no representations, inducements, promises or agreements, oral or otherwise, between the parties and not expressly stated herein, shall be of any force or effect.

          20.7 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respec-tive heirs, legal representatives, successors and permitted assigns.

          20.8 Except as expressly provided in Section 4 hereof, any amendment to this Agreement shall not be binding upon Purchaser and Seller unless such amendment is in writing duly executed by both Purchaser and Seller. Escrow Agent need not be a party to amendments to this Agreement, provided such amendments do not materially affect or impair its rights or duties hereunder.

          20.9 This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all the parties.

          20.10 Upon Purchaser's execution and delivery of this Agreement to Seller, this Agreement shall be deemed an offer by Purchaser to Seller open for acceptance until 5:00 P.M. on the 5th day of September, 1995, by which time a fully executed copy of this Agreement must be delivered by Seller to Purchaser. Otherwise, this offer shall be terminated and of no further force or effect.

     IN WITNESS WHEREOF, Seller and Purchaser and have caused this instrument to be executed under seal as of the day and year first above written.


Signed, Sealed and Delivered        SELLER: 31100 SOLON ROAD, INC.
in the presence of:                 ------

 /s/ CYNTHIA L. BURMEISTER
______________________________      /s/ STEPHAN W. COLE
                                    ________________________________
Witness                             By:

 /s/ CAROL ANN NOBLE                Date executed by Seller: August 29, 1995
_______________________________     ----------------------------------------
Notary Public
   [Notary Seal]


Signed, Sealed and Delivered
in the presence of:                 PURCHASER: VISTA 2000, INC.
 /s/ KATHLEEN M. KAMOS              ---------
______________________________
                                    /s/ RICHARD P. SMYTH
                                    ________________________________
Witness                             By:

  /s/ CAROL ANN NOBLE
______________________________      Date executed by Purchaser: August 29, 1995
Notary Public                       -------------------------------------------
   [Notary Seal]

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

                                   EXHIBIT A
                                   ---------

PARCEL NO. 1:

Situated in the City of Solon, County of Cuyahoga and State of Ohio and known as being part of Original Solon Township Lots Nos. thirteen (13) and fourteen
(14), Tract No. 2 and being more particularly bounded and described as follows:

Commencing at the intersection of the centerline of Solon Road (sixty (60) feet wide) with the centerline of Cochran Road (sixty (60) feet wide), thence due east two thousand two hundred thirty (2,230) feet along said centerline of Solon Road to the northeasterly corner of parcel of land conveyed to Hoover Ball and Bearing Company by deed recorded in Volume 121/4, Page 323, of Cuyahoga County deed records, and being the point of beginning;

Thence along the easterly line of said Hoover Ball and Bearing Company land south zero degrees, forty-five minutes, two seconds west (5 0\o\-45'-02"W) one thousand two hundred ninety and ninety-five one-hundredths (1290.95) feet to an iron pin;

Thence continuing along the easterly line of said Hoover Ball and Bearing Company land south sixty degrees, eighteen minutes, thirty-two seconds east (S 60\o\-18'-32" E) two hundred ten and ninety-nine one-hundredths (210.99) feet to an iron pin on the northerly line of a parcel of land conveyed to The Wheeling and Lake Erie Railway Company by deed recorded in Volume 9037, Page 8 of Cuyahoga County deed records;

Thence south eighty-nine degrees, fifty-four minutes, fifty seconds east (S 89\o\-54'-50" E) along said northerly line of The Wheeling and Lake Erie Railway Company land four hundred fifty and zero one-hundredths (450.00) feet to a point;

Thence north sixty degrees, eighteen minutes, thirty-two seconds west
(N 60\o\-18'-32" W) two hundred ten and ninety-nine one-hundredths (210.99) feet to a point;

Thence north zero degrees, forty-five minutes, two seconds east (N 0\o\-45'-02"
E) one thousand two hundred ninety-one and sixty-two one hundredths (1291.62) feet to a point in the centerline of said Solon Road;

Thence due west four hundred fifty and zero one-hundredths (450.00) feet along the centerline of said Solon Road to the point of beginning.

PARCEL NO. 2:

Situated in the City of Solon, County of Cuyahoga and State of Ohio, and known as being part of Original Solon Township Lots No. thirteen (13) and fourteen
(14), Tract No. 2 and being more particularly bounded and described as follows:

Beginning at a point in the centerline of Solon Road, 60 feet wide, distant due East, along the centerline of Solon Road, a distance of 2,680.00 feet from an iron monument at its intersection with the centerline of Cochran Road, 60 feet wide; thence due East along the centerline of Solon Road, 80.00 feet to a point therein; thence South 0\o\ 45' 02" West and passing through an iron pin set in the Southerly line of Solon Road, a distance of 1,336.90 feet to an iron pin set; thence North 60\o\ 18' 32" West, a distance of 91.41 feet to an iron pin found; thence North 00\o\ 45' 02" East and passing through an iron pin found in the Southerly line of Solon Road, a distance of 1,291.62 feet to the place of beginning.